Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into effective as of October 10, 2015, between David E. Wilder (“Wilder” or “Consultant”), an individual whose address is 4160 Beech Ave., Yorba Linda CA 92886 and Islet Sciences, Inc., a Publicly traded company, (Ticker: ISLT) (the “Company” or “ISLT”), a corporation duly organized and operating in good standing pursuant to and under the laws of the State of Nevada, whose primary business address is 1345 Avenue of the Americas, 7th Floor, New York, NY 10105-0106.

RECITALS

WHEREAS, Consultant is in the business of providing general management consulting and advisory services to the pharmaceutical development pipeline and business entities. Consultant and the Company discussed the parameters of how his services may benefit the Company and its operations. Consultant and the Company agreed that Consultant’s assistance would be valuable to the Company and have determined that Consultant’s primary focus will be working with the Management Team for assisting the Company with its ongoing business plans and finance strategies.

WHEREAS, The Company deems it to be in its best interest to retain Consultant to render to the Company such services as may be needed; and

WHEREAS, Consultant is ready, willing and able to render such advisory services to the Company.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Services.  The Company hereby retains Consultant as an advisor and consultant to the Company and Consultant hereby accepts and agrees to such retention.

Independence.  Consultant represents, and the Company acknowledges, that Consultant’s services, that are the subject of this Agreement, are non-exclusive and Consultant provides other services to other parties during the term of this Agreement.

2.
Nothing contained herein shall be considered to as creating an employer-employee relationship between the parties to this Agreement.  The Company shall not make social security, workers compensation or unemployment insurance payments on behalf of Consultant.

3.
Time, Place and Manner of Performance. Consultant shall be available for advice and counsel to the Company at such reasonable and convenient times and places as may be mutually agreed upon.  Consultant will provide to the Company an accounting of the services provided during the period, including the services provided, the dates of those services and the hours dedicated to the service provided.

4.	Term of Agreement. The term of this Agreement shall be for ONE YEAR from the date of execution of the Agreement, except as provided by Article 6.
5.	Compensation. See Exhibit A.

6.	Termination.

a)	Consultant’s relationship with the Company hereunder may be terminated for any reason whatsoever, at any time, by either party, upon 30 days written prior notice.
b)	This Agreement shall automatically terminate upon the dissolution, bankruptcy or insolvency of the Company.
c)
Consultant and Company shall have the right and discretion to terminate this Agreement should the other party in performing their duties hereunder, violate any law, ordinance, permit or regulation of any governmental entity, except for violations which either singularly or in the aggregate do not have or will not have a material adverse effect of the operations of the Company.

d)
In the event of any termination hereunder all shares or funds paid to Consultant shall be fully earned and non-refundable and the parties shall have no further duties or responsibilities to each other except that the Company shall be responsible to make any and all payment if any, due to Consultant through the date of the termination.  ISLT shall have the right to buy back Consultant's shares for the months remaining under this Agreement following termination under the schedule in Exhibit A.

7.
Confidentiality.  Consultant recognizes and acknowledges that he has and will have access to certain confidential information of the Company and its affiliates that are valuable, special and unique assets and the property of the Company and such affiliates.  Consultant will not, during the term of this Agreement, disclose, without the prior written consent or authorization of the Company, any of such information to any person, for any reason or purpose whatsoever.  In this regard, the Company agrees that such authorization or consent to disclose may be conditioned upon the disclosure being made pursuant to a secrecy agreement, protective order, provision of statute, rule, regulation or procedure under which the confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order or administrative process.

8.	Warranties & Disclaimer. The parties hereby warrant and disclaim as follows:

a.
Company's Warranties: Company acknowledges that Consultant relies on information, claims, and plans made by Company. Company hereby warrants that any and all information conveyed by Company to Consultant is believed to be reasonable, accurate, or supportable.

b.
Consultant's Warranties: Consultant expressly disclaims any liability for representations, express or implied, regarding the outcome or application of the marketing advice or services provided under this Agreement. Unless otherwise stated, nothing in this Agreement and nothing in Consultant's statements to Company will be construed as a promise or guarantee about the outcome Company will experience from the advice or services Consultant provides Company pursuant to this Agreement. Consultant makes no such promises or guarantees.

9.
Notices.  Any notices required or permitted to be given under this Agreement shall be effective, if in writing and delivered or upon deposit by registered or certified mail, or by Federal Express or other recognized overnight courier to the principal address of each party as noted above.

10.	Waiver of Breach. Any waiver by either party or a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by any party.

11.	Assignment. This Agreement and the right and obligations of Consultant hereunder shall not be assignable without the written consent of the Company.

12.
Applicable Law.  It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the Laws of the State of California and this in any action, special proceeding or other proceedings that may be brought arising out of, in connection with or by reason of this Agreement, the law of the State of California shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction on which any action or special proceeding may be instituted. This Agreement is deemed to have been negotiated and entered into in the State of California.

13.
Severability.  All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, the Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

14.
Entire Agreement.  This Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all other or prior understandings, agreements and negotiations between the parties.

15.
Waiver and Modification.  Any waiver, alteration, or modification of any of the provisions of this Agreement shall be valid only if made in writing and signed by the parties hereto.  Each party hereto, may waive any of its rights hereunder without affecting a waiver with respect to any subsequent occurrences or transactions hereof.

16.
Binding Arbitration.  Any controversy or claim arising out of or relating to this agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.    Any attorney fees or other fees incurred in the settlement of dispute through arbitration will be refunded to the prevailing party by the other party.

17.
Counterparts and Facsimile Signature.  This agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.  Such facsimile copies shall constitute enforceable original documents.  Furthermore, all necessary corporate actions have been taken by the company to enter into this Agreement consistent with its by-laws and that the signatories have the full power to bind their principals.

IN WITNESS WHEREOF, The parties hereto have duly executed and delivered this Agreement, effective as of the date set forth above.

David E. Wilder

(SIGNED) /s/ David E. Wilder

      Date: 10-15-2015

Islet Sciences, Inc.

(SIGNED) /s/ Larry K. Ellingson
                  Chief Executive Officer

      Date: 10-15-2015

Exhibit A

For undertaking this Agreement and for other good and valuable consideration, the Company agrees to compensate Consultant at a monthly consulting fee of $12,500 plus any reasonable out of pocket expenses, effective as of October 10, 2015 (the “Effective Date”), with payment due on the 1st of each month, and options to purchase 500,000 shares of the Company’s common stock.

Options to purchase 500,000 shares of the common stock of the Company, is exercisable at price per share equal to the fair market value of the Company’s common stock on the date of the option grant, as determined by the Company’s Compensation Committee.  Vesting  of these shares will occur as follows:  i) 125,000 shares vesting on the 91st day from the option grant date (the Effective Date), ii) 375,000 shares vesting in equal installments of 93,750 shares on the last day of each 90 day period starting from the 91st day after the Effective Date.  If Mr. Wilder’s employment terminates on account of a termination by the company without cause, or a termination by executive for good reason or in conjunction with a change in control, then the Company agrees that all outstanding stock options shall immediately be 100% vested upon the date that his employment terminates.